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                        LDC DIRECT DISTRIBUTION AGREEMENT

      THIS LDC DIRECT DISTRIBUTOR AGREEMENT is made and entered into this 6 day of July, 1999 by and between LDC Direct, Ltd. Co. ("LDC") having is principal place of business at One Buckhead Plaza, 3060 Peachtree Road, Suite 1815, Atlanta, Georgia 30305, and Q Comm, Inc. with its principal place of business at [Illegible] ("Distributor").

      In consideration of the mutual promises and covenants set forth herein. the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Capitalized words and phrases used in this Agreement shall have the following meaning:

      1.1 Affiliate. Means a person, association, partnership, corporation or joint-stock company, trust or other business entity ("Person") is an affiliate of any other person that (i) directly or indirectly owns more than fifty percent (50%) of the voting power of all classes of voting stock of any such Person that is a corporation or (ii) owns more than fifty percent (50%) of the beneficial interests in income and capital of an entity other than a corporation.

      1.2 Account. Means any Retail Dealer who agrees with and is accepted by Distributor to sell or otherwise provide products and/or services ("Products") using LDC's POS System.

      1.3 Blank System Cards. Means wallet-size cards (3 3/8" x 2 l/8") consisting of thermally sensitive stock on at least one side.

      1.4 Charges. Means the charges payable by Distributor to LDC as more specifically set forth in LDC's most recently published price list attached hereto as Exhibit A and as updated from time to time by LDC with 60 days advance written notice by LDC to Distributor.

      1.5 Data Element. Means any unique combination of words, numerals, codes, personal identification numbers (PIN's) or graphics transmitted by LDC's Processing Services from the POS System's Server to any one or group of specific POS System Equipment terminals and which, separately or in combination, represent the prepaid purchase of one specific Distributor's Product.

      1.6 Location. Means, with respect to each Account, each retail location at which System Equipment is installed and activated for the purpose of issuing Distributor's Products using LDC's POS System.

      1.7 Marks. Means the LDC Direct(TM) mark and any other trademarks, trade names, insignia, symbols, decorative designs, or the like which LDC or its Affiliates which LDC hereafter, in its sole discretion, grants Distributor written authorization to use.


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      1.8 POS System. Means LDC's proprietary (patent pending) point-of-sale activation, distribution and reporting system pursuant to which a Distributor's Account, through the use of the System Equipment and the Processing Services provided by LDC to Distributor, can dispense Distributor's Products at the point-of-sale.

      1.9 Products. Means such services, which may include but are not limited to, prepaid phone card, prepaid cellular, prepaid transit, prepaid courier, and/or customer loyalty programs distributed by the LDC System to Retail Dealers from Distributor.

      1.10 Processing Services. Means the provision by LDC of certain Data Element management, dispensing and reporting services to or on behalf of Distributor as more particularly set forth in Section 4.2 hereof in connection with the sale of products by Accounts using LDC's POS System.

      1.11 Retail Dealer. Means any potential seller of Distributor's Products through the use of LDC's POS System who directly or through Affiliates owns a retail distribution business such as gas stations, convenience stores, truck stops, or other retail stores.

      1.12 Service Provider. Means either Distributor or one or more providers of third party services with whom Distributor contracts to provide the Data Elements necessary for Distributor's Products to be issued through the POS System.

      1.13 System Equipment. Means the LDC POS terminals and any other peripheral equipment provided by LDC for use in conjunction with the POS System.

      1.14 System Supplies. Means the optional components that the Distributor may order from LDC for use with the POS System at the additional charges as published in the most recent LDC price list.

      1.15 Territory. Means the fifty (50) states of the United States of America.

      1.16 Variable Data Elements. Means parts of the Data Element which vary from one sales transaction to another, such as, PIN's, control numbers, code numbers, tracking numbers, serial numbers, etc.

                                   ARTICLE II
                     NONEXCLUSIVE APPOINTMENT OF DISTRIBUTOR

      2.1 Distributor Appointment. LDC hereby appoints Distributor, and Distributor hereby accepts the appointment, as a nonexclusive authorized Distributor of LDC's POS System to Retail Dealers for the sale of Distributor's Products in the Territory through the use of the POS System, subject to all of the terms and conditions hereof. Distributor acknowledges and agrees that the distribution rights granted hereunder are limited solely to the POS System and shall not apply to any other products or services subsequently released by LDC unless mutually agreed by the parties in writing.


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      2.2 Nonexclusive. Distributor acknowledges and agrees that LDC has the right to and may appoint other nonexclusive authorized Distributors or agents to sell or to market to Retail Dealers or other potential users of LDC's POS System in any area, including areas where Distributor may be marketing the POS System to Retail Dealers, and that LDC has the right to itself or through Affiliates to market to Retail Dealers or other potential users of LDC's POS System in any area, including areas where Distributor may be marketing the POS System to Retail Dealers.

      2.3 Authorized Distributor. During the term of this Agreement, Distributor may represent itself as an authorized Distributor of LDC's POS System; provided that nothing herein shall be deemed to constitute Distributor as a Distributor of any of the System Equipment independent of LDC's Processing Services and the POS System as a whole.

                                   ARTICLE III
                     GENERAL OBLIGATIONS AND REPRESENTATIONS

      Distributor acknowledges and agrees that Distributor has read and understands the obligations imposed by this Agreement as Distributor. Distributor acknowledges that it has conducted an independent investigation of the POS System and the Products that it will promote pursuant hereto. Distributor recognizes that entity into the prepaid services business and the marketing of the POS System as a Distributor of LDC involves business risks and that Distributor's success in such business will depend primarily upon its abilities and efforts. LDC expressly disclaims the making of, and Distributor acknowledges that it has not received or relied upon, any guaranty, express or implied, as to the amount of compensation or other revenue that it may earn as a result of its relationship with LDC.

                                   ARTICLE IV
                          SYSTEM EQUIPMENT AND SERVICES

      4.1 Ordering and Delivery of System Equipment. LDC will provide Distributor with System Equipment and Processing Services in order to enable Distributor or Distributor's Accounts to sell and distribute prepaid Products as follows:

            A. Distributor may purchase the System Equipment and Processing Services from LDC at the rates and terms shown on the most current price list published by LDC. LDC may periodically modify their published price list for System Equipment and Transaction Fees upon sixty (60) days prior written notice to Distributors. All orders by Distributor require a written purchase order or similar documentation and are subject to acceptance and acknowledgment by LDC. LDC's prices are exclusive of all applicable taxes. Distributor shall pay all taxes associated with the sale and delivery of all System Equipment, except for taxes based on LDC's income, including collection costs, penalties and interest, if any, associated with such taxes. If claiming a tax exemption, Distributor must provide LDC with valid tax exemption certificates;


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            B. After addition of any new Location, LDC will ship LDC's then standard package of System Equipment and any requested System Supplies to Distributor, or, at Distributor's request and at an additional charge for drop shipments as shown in LDC's most recently published price schedule, directly to the uninstalled Location of Distributor's Account, together with any installation and set-up instructions necessary to enable Distributor or Distributor's Account to install and activate the System Equipment in order to permit the use the POS System. Distributor shall pay all shipping and handling charges at LDC's then-current rates;

            C. Distributor or Distributor's Account has a period of thirty (30) days after receipt of the System Equipment within which to notify LDC in writing of any defects or discrepancies in the shipment;

            D. All System Equipment delivered to the Location will be pre-programmed with LDC's proprietary software (the "Software") necessary to activate the System Equipment and use the POS System and will contain a pre-programmed toll-free number which will enable the System Equipment to automatically call LDC's host computer (the "Server"); and

            E. Upon request, LDC will supply Distributor or Distributor's Account with supplies of Distributor's Products previously delivered to LDC by Distributor, and any other supplies required for use with LDC's POS System which LDC then provides at LDC's then current prices for such supplies.

      4.2 Processing and Support Services To Be Provided By LDC. To enable each Distributor Account to use the POS System, LDC will also provide the following support services:

            A. LDC will provide a toll-free operations support line available seven (7) days per week, twenty-four (24) hours per day for assistance to Distributor with POS System failure and other support needs of the Distributor related to the operation of the System Equipment.

            B. LDC will provide a toll-free customer service number for product set-up and initial activation of System Equipment from Monday through Friday, 9:00 AM to 4:00 PM, Eastern Time.

            C. LDC will maintain a Server computer and related equipment with sufficient capacity and redundancy to handle the system-level data exchange necessary for the POS System to originate and refresh the Data Elements in the System Equipment at each Location and for the POS System to track sales and related transaction data at each Location.

            D. LDC will, through its Server, manage and dispense to Distributor Accounts Data Elements provided by Distributor to LDC as set forth below. As Part of LDC's Data Element management services, LDC and Distributor will establish a mutually agreeable method consistent with then-current operation of the POS System without modification to replenish the Variable Data Elements in each Distributor's Account in a timely fashion and in such a manner as to assure Distributor Accounts uninterrupted operation of the POS System and the replenishment of such Variable Data Elements will be the responsibility of Distributor.


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            E. At the time of sale at a Location, the appropriate Data Element, including any Variable Data Elements, will be printed by the System Equipment in a format pre-designed by Distributor. LDC's standard policy on format designs and minimum quantities shall apply.

            F. LDC will make certain standard types of retail reports, as most currently published by LDC, available to Distributor by electronic interchange or on a monthly disk at no charge for such reports; and

            G. LDC will provide Distributor access to Distributor's data files resident on LDC's Server via the Internet using Distributor's authentication codes that will allow Distributor to view electronically the most recent safes information related to Distributor Account sales (updated at least two times per week) as part of the standard Transaction Fee, or more frequently at an additional charge as currently published by LDC.

      4.3 Covenants of Distributor. Distributor agrees that Distributor will:

            A. Provide LDC with Data Elements and Variable Data Elements in accordance with LDC's POS System requirements as from time to time modified by LDC to Distributor.

            B. Provide LDC with the Variable Data Elements on a timely basis in order to assure that the necessary quantity of Variable Data Elements is maintained in the Server so as to order to assure the uninterrupted flow of Variable Data Elements through the POS System to Distributor's Accounts.

            C. Establish, maintain and make available to LDC upon request a correct and current database file using software provided by LDC for each Distributor Account that uses the P0S System in order to assure proper operation of the POS System reporting.

            D. Supply the necessary quantity of Blank System Cards to Distributors Accounts in order to assure the uninterrupted flow of Products and Data Elements through the POS System at each Distributor Account's Location, unless otherwise agreed to in writing between LDC and Distributor. In all cases, the Distributor's Blank System Cards supplied from time to time by Distributor to Distributor's Accounts must comply with specifications from time to time established by LDC in order to assure that such Distributor's Products work properly with the System Equipment to assure proper operation of the POS System. Distributor shall provide LDC with twenty (20) Blank System Cards to test and approve prior to Distributor sending such cards to Distributor Accounts. Blank System Cards shall be provided to Distributors Accounts by and at the cost of Distributor. LDC will upon request provide Distributor with information on current suppliers of Blank System Cards.

            E. Assure that all Products sold by Distributor Accounts utilizing the System Equipment are processed through the POS System.

            F. Maintain appropriate technical points of contact responsible for management of Product pin numbers and support activities.


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            G. Not tamper with the System Equipment or Software, nor reverse engineer or decompile or attempt to reverse engineer or decompile any system Equipment or Software, nor allow any of its agents, employees or Accounts to do so.

      4.4 Covenants Applicable to Distributor and Distributor's Accounts. Distributor agrees that Distributor will, and will cause all Distributor Accounts using the POS System through Distributor to, install and use LDC's POS System as specified in this Agreement and any written user manuals, instruction sheets or operating procedures from time to time established by LDC and provided to Distributor (collectively, the "System Documentation").

                                    ARTICLE V
                           DOCUMENTATION AND TRAINING

      5.1 Documentation and Training Provided by LDC. LDC will make available periodic one-half day training sessions in Atlanta, Georgia, or such other location as specified by LDC, for attendance by Distributor and Distributor's employees at Distributor's expense. At such training sessions, LDC will provide instructions and materials regarding the installation of System Equipment at Distributor Account Locations, processing of requests for purchase of System Equipment and Processing Services by Distributor from LDC and communication of billing information between LDC and Distributor. Application forms, instruction manuals and user documentation will also be provided by LDC. Such forms, manuals and documentation will also be maintained and periodically updated by LDC to support all changes in procedures. LDC may from time to time develop software, videotapes, presentation scripts and other materials to demonstrate the features and functions of the POS System and LDC may provide such materials to Distributor from time to time for use by Distributor in training or in sales and marketing of the POS System under this Agreement.

      5.2 Distributor Training Program. In meeting Distributor's obligations under this Agreement, Distributor shall train its employees, salespersons and other personnel in the operation of LDC's POS System and System Equipment. No Distributor employee, salesperson or other personnel are to commence the sale or installation of LDC's POS System until such training is complete.

                                   ARTICLE VI
                            ADMINISTRATIVE PROCEDURES

      6.1 Administration. LDC may periodically prescribe various procedures to be followed by Distributor and its salespersons in ordering System Equipment and in the processing of information to register new Distributor Account Locations. Distributor agrees to comply with all such procedures prescribed by LDC. Distributor will use only those forms (hardcopy or electronic) from time to time


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required by LDC for enrolling Retail Dealers to use the POS System, and
Distributor will submit copies of all such forms or applications signed by Distributor and by Retail Dealer to LDC within five (5) working days of execution thereof. Distributor shall be responsible for Retail Dealer maintaining all standard operational procedures required at the Retailer's point-of-sale locations, i.e., making sure that the System Equipment's power cord is properly plugged into the wall socket and that the telephone connections are properly secured.

      6.2 Sales or Promotional Literature. LDC may from time to time provide Distributor with sales or promotional literature that may be used by Distributor in the marketing of the POS System to Retail Dealers under this Agreement. Distributor agrees that all sales or promotional literature used by Distributor in the marketing of the POS System to Retail Dealers under this Agreement and not provided by LDC must be approved in advance by LDC in writing, and Distributor agrees not to use or distribute any such sales or promotional materials that have not been provided or approved by LDC.

                                   ARTICLE VII
                                   LDC CHARGES

      7.1 Payment of Charges by Distributor to LDC. In exchange for the right to provide LDC's System Equipment to Retail Accounts and the provision of System Supplies hereunder, Distributor agrees to pay to LDC: (a) within fifteen (15) days after the date of any invoice for any such System Equipment and System Supplies ordered by Distributor; or (b) any prepayment (the "Prepayment") of any such amounts for System Equipment as may be required by LDC.

      7.2 Billing and Payment For Transaction Fees Except as otherwise provided herein, including any attachments hereto, each month LDC will send Distributor, at Distributor's principle business address (or such other billing address as Distributor may notify LDC in writing), a bill for all Charges for Transaction Fees then due and payable to LDC. All payments for such Charges are due and payable by Distributor to LDC 30 days from the date of the invoice.

      7.3 Late Charges and Service Suspension. The amount of any Charges not paid when due will accrue interest at a monthly rate of 1.5% from the original date of the statement until paid. In addition, in the event that the payment of any Charges is more than fifteen (15) days late, LDC will have the right at any time thereafter to suspend Distributor's resale of the POS System and the provision of LDC's services hereunder until all such past due Charges and interest are paid in full. No such service suspension will relieve Distributor of its obligations under this Agreement including, without limitation, its obligation to pay Charges. The failure to pay Charges which continues for a period of thirty (30) days or more after the due date will constitute a material breach of this Agreement.

      7.4 Taxes. Distributor will be solely responsible for the collection and payment to the appropriate tax authority for all excise, sales or other taxes applicable to the retail sale of Distributor's products at Distributor's Locations using the POS System, and LDC will have no liability or responsibility for any such taxes.


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                                  ARTICLE VIII
                                   LDC's MARKS

      8.1 Right to Use Marks; Value of Marks. LDC hereby grants to Distributor the right to use the Marks solely in connection with Distributor's duties under this Agreement. Distributor acknowledges that its right to use the Marks is derived solely from this Agreement and is limited to the right to identify Distributor as a Distributor of LDC for the solicitation of Retail Dealers to sell Distributor's Products through the use of LDC's POS. Distributor agrees to comply with all rules and regulations pertaining to such Marks prescribed by LDC from time to time during the term of this Agreement. Any unauthorized use of the Marks by Distributor, or any use not in compliance herewith, shall constitute an infringement of the rights of LDC and its Affiliates in and to the Marks.

      8.2 Use of Marks by Distributor. Distributor shall use the Marks with such words qualifying or identifying the Distributor relationship of LDC and Distributor as LDC from time to time reasonably prescribes. Distributor shall not use the Marks as part of any corporate or trade name or with any prefix, suffix or other modifying words, terms, designs or symbols, or in any modified form, nor may Distributor use the Marks in connection with the sale of any product or service other than the POS System or in any other manner not expressly authorized by this Agreement or separately in writing by LDC. Distributor agrees to display the Marks on stationery and other forms in the manner prescribed by LDC, to give such notices of registration as LDC specifies and to obtain such fictitious or assumed name registrations as may be required under applicable law. Misuse of the Marks by Distributor may result in termination of this Agreement.

      8.3 Modification of Marks. If it becomes advisable at any time in LDC's sole discretion for Distributor to modify or discontinue use of any Marks or substitute one or more additional trade or service marks to identify its relationship with LDC or any System Equipment, Distributor agrees to comply therewith within a reasonable time after notice thereof by LDC.

      8.4 Protection of Rights in the Marks. Distributor acknowledges the ownership of LDC and its Affiliates in the Marks and agrees that it will not during the term of this Agreement, or thereafter, attack the title or any rights of LDC or its Affiliates in and to the Marks.

                                   ARTICLE IX
                              RULES AND PROCEDURES

      Distributor agrees to comply, as applicable, with all governmental rules, and procedures applicable to the conduct of Distributor's business hereunder, all of which shall constitute provisions of this Agreement as if fully set forth herein. All references herein to this Agreement shall include all such rules and procedures.


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                                    ARTICLE X
                COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES

      10.1 Compliance with LDC Criteria, Laws and Regulations. Distributor shall secure and maintain in force all licenses and permits required by Distributor and its employees in the performance of its obligations under this Agreement and shall conduct its business in full compliance with all laws, ordinances and regulations applicable to Distributor's business. Distributor shall notify LDC in writing within five (5) days of the commencement of any material action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, involving Distributor or any business conducted by Distributor.

      10.2 Standards of Conduct. Distributor shall adhere to the highest standard of honesty, integrity, fair dealing and ethical conduct in all dealings while distributing the POS System hereunder. Distributor agrees to refrain from any business or advertising practice which may be injurious to the business of LDC and the goodwill associated with the Marks.

                                  ARTICLE VIIII
                       RELATIONSHIP OF LDC AND DISTRIBUTOR

      11.1 Independent Contractor Relationship. LDC and Distributor acknowledge and agree that Distributor is an independent contractor and that the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employment relationship or franchise between Distributor and LDC. In all dealings with third parties, Distributor shall conspicuously identify itself as a Distributor of LDC and otherwise as an independent business. Distributor's sole authority under this Agreement is to distribute the POS System to Retail Dealers, and LDC has not authorized or empowered Distributor to execute contracts on behalf of, or to bind LDC or its Affiliates, in any way.

      11.2 No Authority to Bind LDC. LDC shall not be obligated by or have any liability under any agreements or representations made by Distributor that are not expressly authorized by LDC in writing, nor shall LDC be obligated for any damages to any person or property directly or indirectly arising out of the business conducted by Distributor pursuant hereto, whether caused by Distributor's negligent or willful action or failure to act.

      11.3 No Proprietary Rights to Distributor. Distributor acknowledges that nothing herein gives it any right, title or interest in the POS System, LDC's Software or the Marks except for Distributor's limited express rights pursuant to Article II of this Agreement. Distributor further acknowledges and agrees that LDC maintains exclusive ownership of the POS System, LDC's Software (both object code and source code) and the Marks, including, without limitation, any and all worldwide copyrights, patents, trademarks, service marks, trade names, trade secret, proprietary and confidential information rights and other property rights associated with the POS System, LDC's Software and the Marks.


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                                   ARTICLE IXI
                   DISTRIBUTOR'S PERSONNEL NOT LDC'S EMPLOYEES

      The parties agree that personnel employed by Distributor to perform services under this Agreement are not LDC employees or agents and Distributor assumes full responsibility for their acts. Personnel employed by Distributor and subcontractors of Distributor shall be informed that they are not entitled to the provisions of any of LDC's employee benefits. With respect to such personnel, Distributor shall have sole responsibility for supervision, daily direction and control. Distributor shall be responsible for worker's compensation, disability benefits, unemployment insurance and withholding and remitting income and social security taxes for said personnel, including contributions from them as required by law.

                                   ARTICLE XI
                            NO TRANSFER OR ASSIGNMENT

      Neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by Distributor, directly, indirectly or by operation of law, without the prior written approval of LDC, which may be given or withheld in LDC's discretion. Any assignment or transfer without approval of LDC shall constitute a breach hereof and convey no rights or interests herein.

                                   ARTICLE XIV
                        TERM OF DISTRIBUTOR RELATIONSHIP

      The term of this Agreement shall commence on the date of execution by LDC as set forth below and shall continue until terminated by one of the parties hereto as set forth in Article XV. This Agreement shall be effective only after its execution by authorized officers of Distributor and LDC.

                                   ARTICLE XII
                            TERMINATION OF AGREEMENT

      15.1 Termination for Cause. In addition to other rights of termination set forth in this Agreement, LDC shall have the right to terminate this Agreement for cause effective upon delivery of notice of termination to Distributor, if Distributor (or one or more of its owners or Affiliates):

            A. engages in fraud, misrepresentation, dishonesty, non-payment of monies owed LDC pursuant to Section 7.3 hereof, or is convicted of or pleads no contest to a felony or other crime or offense that is likely to adversely affect the reputation of LDC or its Affiliate companies or the goodwill of the Marks;

            B. makes or attempts an unauthorized transfer or assignment of this Agreement;

            C. fails to comply with any material provision of this Agreement, and such failure is not corrected within thirty (30) days after written notice of such failure to comply is delivered


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to Distributor; or fails on two or more separate occasions within any period of six (6) consecutive months to comply with any material provision of this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to Distributor.

      15.2 Termination by Either Party. Either party shall have the right to terminate this Agreement effective upon written notice to the other if:

            A. the other party makes an assignment for the benefit of creditors;

            B. a court order under the U.S. Bankruptcy Code is entered against the other party;

            C. a trustee or receiver of a substantial part of the other party's assets is appointed by a Court; or

            D. one party gives one-hundred eighty (180) days advanced written notice of termination to the other party.

                                  ARTICLE XIIII
                       EFFECT OF TERMINATION OR EXPIRATION

      16.1 Provided this Agreement is not terminated by LDC pursuant to either Sections 15.1.A or B, if requested by Distributor, LDC will continue to provide to Distributor Accounts in existence on the date of termination Processing Services from the date of termination of this Agreement for six (6) months after the termination date (the "Extended Services"); provided, however, the provision of the Extended Services shall be subject to prompt payment of Processing Fees and governed by the terms of this Agreement. Further, the parties may agree in writing to extend the term of the Extended Services.

      16.2 Upon expiration or termination of this Agreement for any reason, Distributor shall pay LDC for all Processing Services and any additional services performed in accordance with the term of this Agreement through the date of such expiration or termination and/or the Extended Services Period without set off, in addition to any other amounts owed or determined to be owed to LDC.

      16.3 Upon expiration of this Agreement or termination of this Agreement, Distributor will have no further right to distribute or use the POS System except as provided in Section 16.1.

      16.4 Distributor agrees that upon the expiration or termination of this Agreement for any reason, Distributor and its Affiliates will: (a) cease using the Marks and not thereafter use any actual or similar Marks; and will not utilize for any purpose any actual or similar trade name, trade or service mark or other commercial symbol or in any manner, identify itself or any business as


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associated with LDC or an Affiliate of LDC; (b) return to LDC any demonstration terminals in Distributor's possession and all advertising and marketing materials, forms, Marks or otherwise identifying or relating to LDC's POS System business; and (c) comply with the provisions of this Agreement which survive termination hereof.

                                  ARTICLE XIVI
                    EXCLUSIVE WARRANTIES AND LIABILITY LIMITATIONS

      17.1 System Equipment. LDC warrants that each LDC POS terminal will be free from defects in workmanship and materials for one (1) year after the date of first use of the LDC POS terminal by the Account to whom the terminal is delivered. LDC makes no warranty as to third party equipment or products included with the System Equipment and LDC's sole obligation with respect to such third party equipment or products will be to pass through the manufacturers' warranties and indemnities with respect thereto where applicable. Should any of the System Equipment fail within this warranty period, LDC's sole obligation will be to repair or replace, at its discretion, the defective System Equipment. Replacement System Equipment may be refurbished or contain refurbished materials. LDC will ship replacement System Equipment to Distributor and/or Distributor Accounts upon request at Distributor's expense within two (2) days from LDC's determination of a terminal failure. This warranty does not apply if the System Equipment fails or is damaged after delivery due to shipment, handling, storage, has been damaged by accident, abuse or misuse, has been used or maintained in a manner not conforming to applicable System Equipment manual instructions, has been modified in any way, or has had any serial number removed or defaced. Repair by anyone other than LDC or an approved agent will void this warranty.

      17.2 Software. LDC warrants for a period of one (1) year after date of first use of the System Equipment that the Software included therein shall be free from material defects in material and workmanship, and shall conform in all material respects to the specifications contained in any System Documentation relating to such Software for up to 6 products, 2 languages per product and 200 pins (the "Specifications"). The foregoing warranty will be void if there are any modifications or changes made to the Software that are not made by LDC or any subcontractor thereof. The Software is not warranted to perform in accordance with the Specifications to the extent that such Software is not being used in accordance with any user manual or other written System Documentation or instructions issued by LDC. Should LDC breach the warranty set forth above, LDC shall promptly correct the reported defect by modifying either the Software or the applicable user instructions, as the case may be. If, within a reasonable period of time, LDC is unable to correct any such breach relating to Software in the manner described above, and should any such defective Software provided by LDC cause a material portion of the Software providing significant and substantial functionality to fail in its essential purpose and should LDC be unable to cure such defect as provided above, Distributor may return all such System Equipment containing such defective Software and then shall be entitled to terminate Distributors obligation to pay Charges with respect to any such System Equipment containing such defective Software under this Agreement.

      17.3 WARRANTY DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH ABOVE IN THIS
ARTICLE XVII, THIS AGREEMENT EXCLUDES AND LDC HEREBY

                                                                    Confidential

SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SYSTEM EQUIPMENT OR SOFTWARE PROVIDED HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THOSE ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

      17.4 Limitation on Direct Damages. In no event will LDC's total aggregate liability to Distributor for direct damages from any and all claims of any kind arising out of or relating to this Agreement, whether based on contract, tort (including, without limitation, strict liability or negligence), warranty, or any other ground exceed, during any calendar year or portion thereof during the term of this Agreement, fifty percent (50%) of the aggregate amount of Charges previously paid by Distributor to LDC under this Agreement in the previous consecutive twelve (12) month period immediately prior to the date on which such claim or claims are made.

      17.5 EXCLUSION OF CONSEQUENTIAL DAMAGES. IN NO EVENT UNDER THIS AGREEMENT OR OTHERWISE WILL LDC BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHICH MAY ARISE OUT OF THE INSTALLATION OR OPERATION OF THE POS SYSTEM OR SYSTEM EQUIPMENT OR THE PERFORMANCE OR NONPERFORMANCE OF ANY OF LDC'S OBLIGATIONS UNDER THIS AGREEMENT EVEN IF LDC HAS BEEN ADVISED OF, KNEW OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

                                   ARTICLE XVI
                                CONFIDENTIALITY.

      18.1 Trade Secrets and Confidential Information. LDC, its affiliates and subcontractors (hereinafter, for purposes of this Article XVIII, individually and collectively referred to as "LDC"), and Distributor, its affiliates and agents (hereinafter, for purposes of this Article XVIII, individually and collectively referred to as "Distributor") each acknowledge that the other party possesses or will have access to and will continue to possess and have access to information which has commercial value in its business and is not in the public domain. "Trade Secrets" means information without regard to form related to the services or business of the disclosing party which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use, and
(b) is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy, including without limitation (1) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or proprietary nature, (2) identifying any oral presentation or communication as confidential or secret immediately before, during or after such oral presentation or communication, or (3) otherwise treating such information as confidential or secret. Trade Secrets include, but are not limited to, computer programs and software, source codes, object codes, technical and non-technical data, formulas, patterns, compilations, devices, drawings, processes, methods, techniques, designs, programs, financial plans, product plans, and lists of actual or potential customers and suppliers which are not commonly known by or available to the public. "Confidential Information" means any and all proprietary business information of the

                                                                    Confidential

disclosing party treated as secret by the disclosing party, even though such information may not constitute a Trade Secret, including, without limitation, any and all proprietary information of such party of which the receiving party becomes aware as a result of its access to and presence at the other party's facilities. "Company Information" means collectively the Confidential Information and Trade Secrets of the disclosing party.

            18.2 Obligations.

      A. Distributor and LDC shall each refrain from disclosing, will hold as confidential and will use the same level of care to prevent disclosure to third parties, the Company Information of the other party as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature but in no event less than a reasonable standard of care.

      B. Neither Distributor nor LDC shall use the Company Information of the other party, except as specifically permitted in this Agreement.

      C. In no event shall Distributor itself or through inducement of another attempt to or otherwise engage in any activity that would constitute or result in a reverse engineering of LDC's technology encompassed in the POS System, including hardware that constitutes part of the system Equipment or Software.

      D. Without limiting the generality of the foregoing, neither party will publicly disclose the terms of this Agreement without the prior written consent of the other. Furthermore, neither LDC nor Distributor will make any use of Company Information of the other party except as contemplated by this Agreement; acquire any right in or assert any lien against the disclosing party's Company Information except as contemplated by this Agreement; or refuse to promptly return, provide a copy of or destroy such Company Information upon the request of the disclosing party. Notwithstanding any of the foregoing, LDC and Distributor shall be permitted to make such disclosures of this Agreement as may be required by law.

            18.3 Exclusions. Notwithstanding the foregoing, this Article XVIII will not apply to any information which LDC or Distributor can demonstrate was:
(a) at the time of disclosure, in the public domain; (b) after disclosure, published or otherwise became part of the public domain through no fault of the receiving party; (c) without a breach of duty owed to the disclosing party, is in the possession of the receiving party at the time of disclosure; (d) received after disclosure from a third party who was under no duty of confidentiality and had a lawful right to disclose such information; or (e) independently developed by the receiving party without reference to Company information of the disclosing party. Further, either party may disclose the other party's Company Information to the extent required by law, order of court, or government regulation and, in such event, the disclosing party shall, as soon as is reasonably possible after learning of such a requirement of disclosure, and a reasonable time prior to making such disclosure, give the other party notice of such requirement of disclosure.

            18.4 Limitations.

                                                                    Confidential

      A. During the Term of the Agreement, the covenants of confidentiality set forth herein shall: (a) apply after the date of this Agreement to any Company Information disclosed to the receiving party before or after the date of this Agreement; and (b) continue and must be maintained from the date of this Agreement through the termination of this Agreement.

      B. Subsequent to the Agreement's termination, irrespective of the method of such termination: (a) with respect to Trade Secrets, the parties shall maintain the confidentiality of such Trade Secret information for so long as such retains the status of a Trade Secret under applicable law, irrespective of the Term of this Agreement; and (b) with respect to Confidential Information, the parties shall maintain the confidentiality of such Confidential Information for a period equal to the shorter of three (3) years after termination of this Agreement, or until such Confidential Information no longer qualifies as confidential under applicable law. Notwithstanding anything herein to the contrary, if a party is in possession of Confidential Information that constitutes patient medical records, then such person shall keep such Confidential Information in confidence and not destroy such Confidential Information for the the Period required by applicable law.

                                   ARTICLE XIX
                                 INDEMNIFICATION

      19.1 Indemnification of LDC. Distributor agrees to indemnify, defend and hold LDC harmless against any liability, loss, damage or expense (including reasonable attorney's fees) for any claims or demands arising out of the conduct of business by Distributor that are the result of Distributor's gross negligence or willful act or failure to act, including, but not limited to, any claims or demands (a) by Distributor's agents, employees or any other persons, for bodily injury, damage to property or other damages caused by the acts or omissions of the Distributor or its subcontractors, or the employees or agents of any of them, and (b) by Distributor's employees under worker's compensation or similar laws; (c) for failure of Distributor to timely and/or properly pay all federal, state and local income, withholding or other taxes applicable to Distributor or the performance by Distributor of its rights or obligations hereunder; or (d) any product liability or other tort claims for any Products sold through the POS System not sold to Distributor by LDC.

      19.2 Indemnification of Distributor. Subject to the limitations of Article XVII, LDC agrees to indemnify, defend and hold Distributor harmless against any liability, loss, damage or expense (including reasonable attorney's fees) for any claims or demands arising out of the conduct of business by LDC that are a result of LDC's gross negligence or willful acct or failure to act, including but not limited to, any claims or demands by LDC's agents, employees or any other persons, for bodily injury, damage to property or other damages caused by the acts or omissions of LDC or its subcontractors or the employees or agents of any of them.

      19.3 Procedures with Respect to Indemnification. All indemnities created in this Agreement shall include indemnification of LDC's and Distributor's Affiliates, directors, officers, employees, agents, successors and assigns and the heirs, legal representatives, and assigns thereof. The indemnification shall be for all claims arising out of the specific event referred to in this Agreement which is covered by the indemnification, including costs reasonably incurred in the defense of any claim, including without limitation accountant's, attorneys', and expert witness fees,

                                                                    Confidential

                          -----------------------------

      If to LDC:          LDC Direct, Ltd. Co.
                          3060 Peachtree Road, Suite 1815
                          Atlanta, GA 30305
                          Attention: President

      20.7 Entire Agreement. This Agreement, including the preambles and exhibits, if any, sets forth the entire Agreement between the parties as to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, understandings, or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth subsequent to the effective date hereof in writing and signed by the duly authorized representatives of both parties.

      20.8 Severability. In the event any one or more provisions of this Agreement are found by a court of competent jurisdiction to be illegal or unenforceable, such provisions shall be severed from this Agreement and all other provisions of this Agreement shall continue in full force and effect.

      20.9 No Waiver. The provisions of this Agreement may not be waived except in writing and signed by both parties. No waiver of any provision hereof shall be deemed a continuing waiver, nor shall any delay or failure to exercise any right or remedy be deemed a waiver thereof.

      IN WITNESS WHEREOF the parties hereto have executed, sealed and delivered this Agreement in one or more counterparts on the day and year first above written.

"LDC":                                       "DISTRIBUTOR":


LDC DIRECT, LTD. CO.                         Q Comm, Inc.
                                             ---------------------------


BY:                                          BY: /s/ Paul Hickey
    --------------------------                   -----------------------

NAME:                                        NAME: Paul Hickey
      ------------------------                     ---------------------

TITLE:                                       TITLE: C.E.O.
       -----------------------                      --------------------

DATE:                                        DATE: 7/6/99
      ------------------------                     ---------------------

                                                                    Confidential

                                    EXHIBIT A
                                       TO
                                   LDC DIRECT
                              DISTRIBUTOR AGREEMENT

                               SCHEDULE OF CHARGES

POS Terminal:

--------------------------------------------------------------------------------
             Number Of Units                           Per Unit Price
             ---------------                           --------------
--------------------------------------------------------------------------------
                   1-3                                      $540
--------------------------------------------------------------------------------
                   4-25                                     $520
--------------------------------------------------------------------------------
                  26-50                                     $480
--------------------------------------------------------------------------------
                  51-100                                    $420
--------------------------------------------------------------------------------
                 101-200                                    $370
--------------------------------------------------------------------------------
                 201-300                                    $340
--------------------------------------------------------------------------------
                 301-400                                    $320
--------------------------------------------------------------------------------
                 401-500                                    $305
--------------------------------------------------------------------------------
                Over 1000                                   $295
--------------------------------------------------------------------------------

The above pricing applies to purchase orders for terminals received as of the date of this Agreement.

POS Terminal Stand:

       $10 each

POS Card / Display Stand:

       $15 each

Charges for Processing Services:

                                                                    Confidential

      A per transaction fee for Processing Services based on the following chart will apply to each transaction utilizing all or any part of the POS System:

--------------------------------------------------------------------------------
                  Product                                 Pricing
--------------------------------------------------------------------------------
             Prepaid Products              $.10 per transaction plus .5% of the
                                           retail value of the transaction
--------------------------------------------------------------------------------

Notwithstanding the foregoing, LDC shall have the right to charge a minimum fee for Processing Services of $5.00 per month for each installed terminal. Listed Charges for Transaction Fees only pertain to products listed and Charges for Transaction Fees for other products shall be determined by LDC prior to commencing Transaction Services for any Retail Dealer with respect to any such additional products. All Charges are subject to revision by LDC as set forth in
Section 4.1.A of the Agreement.

Charges for Implementation Services:

      LDC will make available technical assistance for set-up, installation and programming at the rate of $100.00 per hour.

Charges for Retail Dealer Help Desk Services:

      Program in development. Will be offered to all distributors and agents on same standard plan.

Extended Warranty

      Program in development. Will be offered to all distributors and agents on same standard plan.